Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statements No. 333-195913 and No. 333-245008 on Form S-8 and in Registration Statement No. 333-281188 on Form S-3 of Ambac Financial Group, Inc. of our report dated August [2], 2024, relating to the consolidated financial statements of Beat Capital Partners Limited as of and for the years ended December 31, 2023 and 2022 appearing in this Current Report on Form 8-K of Ambac Financial Group, Inc.

/s/ Ernst & Young LLP
London, United Kingdom
August 2, 2024